Exhibit 10.2

CONFIDENTIALITY, DEVELOPMENT AND NON-INTERFERENCE AGREEMENT

     THIS AGREEMENT (“Agreement”) is by and between I-Sector Corporation, a Delaware corporation with principal offices at 6401 Southwest Freeway, Houston, Texas 77074 (“Company”) and Brian Fontana, an individual residing at 4817 Palm Street, Bellaire, TX 77401 (“Employee”) and is effective January 3, 2005.

     In consideration of Employee’s employment or continued employment by Company and any additional compensation or benefits that Company may now or from time to time bestow upon Employee, Employee and Company agree as follows:

     1. Company Shall Provide Confidential Information. To the extent necessary to perform his or her duties hereunder, Company shall provide to and/or will give Employee access to pertinent Confidential Information (defined below) of Company. In addition, because of the nature of Employee’s duties and responsibilities to Company, Employee from time to time will have access or be exposed to certain other Confidential Information of Company.

     2. Employees Who Sell Company’s Products and Services. As used in this Agreement, the word “Employee” shall be deemed to include, but not be limited to, Company’s Sales Agents and Sales Managers. In the event Employee deals, in any way, with Company’s customers, Employee agrees that the empathy, rapport and goodwill (collectively “goodwill”) he/she develops with Company’s customers are extremely valuable and necessary for the sale(s) of Company’s products and services to such customers and shall be deemed to be protectable and proprietary interests of Company and not of Employee.

     3. Company’s Confidential Information. Employee agrees that all of Company’s Confidential Information, whatever its nature and/or form and whether obtained by Employee orally, by observation, by exposure to customers or other persons, from written materials or otherwise, shall at all times be the exclusive and confidential property of Company and shall be at all times regarded, treated and protected as such by Employee in accordance with this Agreement. Further, Employee agrees that Company’s Confidential Information of which he/she learns at any time shall be deemed to have been provided by Company to Employee, in confidence, irrespective of whether or not Company provided same to Employee or whether prepared, discovered, developed or contributed to, wholly or in part, by Employee or any other individual or entity during Employee’s employment with Company or prior to such employment with Company. Employee agrees that such Confidential Information is not only the proprietary and protectable property of Company, but that it shall be treated and kept as secret by Employee at all times and any unauthorized use and/or disclosure of same, or any part thereof, will constitute a breach(es) of this Agreement and will constitute a breach(es) of Employee’s fiduciary duty to Company regarding the Confidential Information and will constitute a breach(es) of the confidential relationship between Company and Employee regarding the Confidential Information. Employee agrees that all of Company’s Confidential Information, including but not limited to, the specific items listed in paragraph 3, below, is not known to Company’s competitors and such competitors do not use such specific information in their business. Employee further agrees that none of the specific items listed in paragraph 3, below, are matters of public knowledge or of general knowledge in the industry in which Company conducts its business; Employee agrees that none of such specific items are readily ascertainable by any competitor of Company by reasonable and ordinary means; Employee agrees that Company’s Confidential Information is proprietary to, about or created by Company and gives Company some competitive business advantage or the opportunity of obtaining such advantage. Employee agrees that the unauthorized disclosure or use of Company’s Confidential Information might be detrimental to the interests of Company. Employee agrees that Company’s Confidential Information is not typically disclosed by Company to, or known by third parties who are not employed by Company. Employee agrees that Company’s Confidential Information also includes, but is not limited to, information known by Employee to be considered confidential by Company, or from all the relevant circumstances considered confidential by Company, or from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to Company. Employee agrees that Company utilizes continuing and effective means of preserving the secrecy of its Confidential Information items, such as, but not limited to, having its Employees enter into confidentiality agreements such as this Agreement, provided, however, that failure to mark any document “confidential,” or with word(s) of similar import, shall not affect the confidential nature of such document or the information contained thereon. Employee agrees that Company’s Confidential Information, which may be written, oral or otherwise, includes, but is not limited to:

(a) Work product resulting from or related to work or projects performed or to be performed for Company or for customers or clients of Company, including but not limited to data bases, draft and other non-public written documents, the interim and final lines of inquiry, hypotheses, research and conclusions related thereto and the methods, processes, procedures, analyses, techniques and audits used in connection therewith;

(b) Computer software of any type or form in any stage of actual or anticipated research and development, including but not limited to programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source codes, object codes and load modules, programming, program patches and system designs;

(c) Information relating to the Company’s proprietary rights prior to any public disclosure thereof, including but not limited to the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and service, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including, without limitation, patents, copyrights and trade secrets);

(d) Internal Company personnel and financial information, lists or other documents which identify vendor names and other vendor information (including vendor characteristics, services and agreements), information concerning the identification and nature of goods or services provided by vendors, purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting Company’s business;

(e) Business, marketing and development plans, price and price discounting policies and practices, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of Company which have been or are being discussed;

(f) Names, lists or compilations of customers or clients and their representatives, contracts and their contents and parties, customer or client services, and the type, quantity, specifications and contents of products and services purchased, leased, licensed or received by customers or clients of Company;

(g) Information provided to Company by any individual or entity;

(h) Contracts with, or developed by Company for use with customers, agents, vendors of Company, or any other individual or entity, including without limitation, the terms and conditions thereof;

(i) Any and all materials printed by or for Company and utilized by Company in any manner in the conduct of its business;

(j) All information generated by computer software utilized by Company in the conduct of its business;

(k) Company’s computer data bases and any information going into or coming out of Company’s computers;

(l) Information concerning Company’s customers, including but not limited to customer identity, customer needs and products and/or services requirements, specific products and quantities of same purchased by customers, specific prices paid for Company’s products and services by customers, specific quantities of Company’s products and services purchased by customers, commissions paid on the sales made to customers, payment history of customers, identification of and all information concerning the buyers (purchasing agents) employed by the customers, histories of customer purchases, all notes or memoranda containing any customer information, and all information concerning customers, customer lists (which shall be deemed to mean any printed material containing, relating to or referring to any customer or customer information), price books, prices, price lists, price calculations, i.e., any information having to do with the prices Company charges its customers for Company’s products;

(m) Any and all information concerning Company’s personnel, whether sales or in-house personnel; any and all information concerning commissions and/or other compensation and/or bonuses paid to Employees; any and all information concerning the effectiveness of, volume of sales made by, and profitability of sales made by each Company Employee responsible for making sales; Company’s sales strategies, sales procedures, promotion of sales and sales proposals and/or bids and/or any information concerning Company’s solicitation for and sales of its products and services; general price lists, special price lists, e.g., for “national accounts” or other favored customer accounts; all other information and/or data relating in any manner to Company and/or its business which is learned of and/or which comes into the possession of Employee and/or any other Company employee while employed by Company; all information utilized by Employee and/or any other Company employee while employed by Company, irrespective of when or through what or whom learned of. Company’s Confidential Information includes, but is not limited to, information that Employee would not have learned of but for his/her employment by Company.

     Employee agrees that each, every and all of the above listed specific items of Company’s Confidential Information are and shall be deemed trade secrets in accordance with the definitions of trade secrets stated in comment b to the Restatement (First) of Torts § 757 (“Restatement”) and the Uniform Trade Secrets Act (“UTSA”). Employee further agrees that such trade secrets are and shall be deemed to be Company’s Confidential Information. Employee agrees that such Confidential Information shall be protectable by Company as its trade secret(s) and/or confidential information notwithstanding that, technically, any given specific item of Confidential Information, at issue, may not satisfy the definition(s) of trade secrets as stated above or as contained in the Restatement or UTSA. Employee agrees that it is the intent of this Agreement and is the intent of Employee, and in light of the consideration paid by Company to Employee for his/her entering into this Agreement, that this Agreement shall be fully enforceable and the specific items of Confidential Information as stated herein shall be protectable by injunctive relief, among other remedies, even though such items do not rise to the dignity of trade secret(s) as defined by the Restatement, UTSA or by any other law(s) of the State of Texas. Confidential Information shall not include information publicly known other than as a result of a disclosure by Employee in breach of this Agreement. The phrase “publicly known” shall mean readily accessible to the public, or others engaged in the industry(ies) in which Company engages, in a written publication and shall not include information which is only available by a substantial searching of the published literature or information the substance of which must be pieced together from a number of different publications and sources, or by focused searches of literature guided by Confidential Information. The burden of proving that information is not confidential or secret shall be on the party asserting such exclusion. For purposes of this Agreement, the following definitions shall apply: (a) “Company” shall be deemed to mean and refer to the entity named in the first paragraph hereof; (b) “Parent” shall be deemed to mean and refer to any corporation which, directly or indirectly, controls Company or the referred to subsidiaries through ownership or control of at least 80% of the authorized, issued and outstanding shares of the common voting stock of Company or each of such subsidiaries; (c) the word “Affiliates” includes Company’s Parent (if any) and subsidiaries of Company or Company’s Parent (if any). The obligations of Employee as to paragraphs 3, 4, 5, 6 and 7 hereof shall apply to Company and its Affiliates, in which case such Affiliates shall be deemed to be third party beneficiaries of such paragraph. The obligations of Company under this Agreement shall not apply to such Affiliates.

     4. Covenants of Employee. As a consequence of Employee’s acquisition or anticipated acquisition of Confidential Information, Employee will occupy a position of trust and confidence with respect to Company’s affairs and business. Employee acknowledges that Company’s Confidential Information is/are valuable, special and unique assets of Company, which Company uses in its business to obtain competitive advantage over its competitors that do not know or use such information. In view of the foregoing and of the consideration being provided to Employee by Company for the execution of this Agreement, Employee agrees that it is reasonable and necessary that Employee make the following covenants. Employee does hereby covenant and agree as follows:

(a) That he/she will at all times keep in strict confidence, and will not, either directly or indirectly (other than in the regular course of Company’s business), copy, transfer, make known, divulge, reveal, furnish, make available for use, disclose, publish, make available to others, misappropriate or use, at any time, any of Company’s Confidential Information; and

(b) That he/she will safeguard all of Company’s Confidential Information at all times so that it, or any of it, is not exposed to, or taken by, unauthorized persons, and Employee shall exercise his/her best efforts at all times to assure such Confidential Information’s safekeeping, confidentiality and secrecy; and

(c) That the prohibitions against Employee regarding Company’s Confidential Information contained in this paragraph 4, include but are not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by any third party, and Employee understands that such similarity does not excuse Employee from abiding by his or her covenants or other obligations under this Agreement.

(d) That the prohibitions against Employee’s use, copying or transfer of Confidential Information includes, but is not limited to, selling, licensing or otherwise exploiting, directly or indirectly, any products or services (including data bases, written documents and software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analyses based upon knowledge of Confidential Information.

(e) That the certain Employment Agreement entered into by and between Company and Employee (as of dates below) is incorporated herein and hereat by reference for all pertinent purposes and such Employment Agreement and all of its terms and provisions shall be ancillary to this Agreement and shall be deemed a part hereof and shall be enforceable hereunder separate and distinct from its enforceability as a separate agreement, e.g., it shall be enforceable as a separate and distinct agreement as well as being enforceable as a part hereof and shall be deemed to be ancillary to this Agreement.

     5. Return of Confidential Material. Employee shall turn over to Company all originals and copies of materials containing Confidential Information in the Employee’s possession, custody, or control upon request or upon termination of the Employee’s employment with Company. Upon termination of his/her employment with Company, Employee agrees to attend a termination interview with one of Company’s executive officers to confirm turnover of such materials and to discuss any questions Employee may have about his/her continuing obligations under this Agreement.

     6. Inventions. Any and all inventions, products, discoveries, improvements, copyrightable works, trademarks, service marks, ideas, processes, formulae, methods, designs, techniques or trade secrets (collectively hereinafter referred to as “Inventions”) made, developed, conceived or resulting from work performed by Employee (alone or in conjunction with others, during regular hours of work or otherwise) while Employee is employed by Company and which may be directly or indirectly useful in, or related to, the business of Company (including ,without limitation, research and development activities of Company), or which are made using any equipment, facilities,

Confidential Information, materials, labor, money, time or other resources of Company, shall be promptly disclosed by Employee to one of Company’s executive officers, and shall be deemed Confidential Information for purposes of this Agreement, and shall be Company’s exclusive property. Employee shall, upon Company’s request, execute any documents and perform all such acts and things which are necessary or advisable in the opinion of Company to cause issuance of patents to, copyrights for, or otherwise obtain recorded protection of rights to intellectual property for, Company with respect to Inventions that are to be Company’s property under this Section, or to transfer to and vest in Company full and exclusive right, title and interest in and to such Inventions; provided, however, that the expense of securing any such protection of right to Inventions shall be borne by Company. In addition, Employee shall, at Company’s expense, assist Company in any proper manner in enforcing any inventions that are to be or become Company’s property hereunder against infringement by others. Employee shall keep confidential and will hold for Company’s sole use and benefit any invention that is to be Company’s exclusive property under this Section for which full recorded protection of right has not been or cannot be obtained.

     7. Non-Interference With Company’s Employees. During Employee’s employment with Company, and for a period of 18 months immediately following Employee’s termination (voluntary or otherwise), Employee shall not, directly or indirectly: (a) induce, or aid others to induce, any Company employee to terminate his or her employment with Company; (b) induce any Company employee to do, or not do, as the case may be, anything which violates his/her oral or written employment agreement with Company; (c) hire, attempt to hire, contact or solicit with respect to hiring any employee of Company. Moreover, in recognition of the status of the compensation and effectiveness of Company employees as Confidential Information, Employee shall not solicit or aid others to solicit Company employees for, or offer to them, competitive employment. Additionally, Employee agrees not to interfere with the business of Company in any manner including, without limitation, inducing any consultant or independent contractor to terminate or modify such person’s relationship with Company. For purposes of this paragraph 7, “Employee” shall be deemed to mean agents, servants, representatives and other individuals having an employer/employee relationship with Company or who had such a relationship with Company within the 12 months preceding the commencement of the restricted activities of Employee as stated above.

     8. Consideration For This Agreement. In addition to the employment, or continued employment, of the Employee by Company, and in addition to the mutual covenants and promises of the parties contained herein, Company shall, contemporaneous with the execution of this Agreement by Employee, or within thirty days thereafter, pay to Employee additional and special consideration of a one-time cash payment of $100.00 as additional and special consideration to support the covenants and agreements of Employee contained herein. Such $100.00 is paid for both this Agreement and the Employment Agreement.

     9. Employee’s Certification. Employee HEREBY CERTIFIES THAT:

(A)	EMPLOYEE RECEIVED A COPY OF THIS AGREEMENT AND THE EMPLOYMENT AGREEMENT FOR REVIEW AND STUDY BEFORE HE/SHE WAS ASKED TO EXECUTE THEM;

(B)	EMPLOYEE HAS READ SUCH AGREEMENTS CAREFULLY;

(C)	EMPLOYEE HAS HAD SUFFICIENT OPPORTUNITY BEFORE HE/SHE EXECUTED SUCH AGREEMENTS TO ASK QUESTIONS ABOUT NOT ONLY COMPANY, BUT ALSO THE PROVISIONS OF SUCH AGREEMENTS AND THAT IF HE/SHE ASKED SUCH QUESTIONS HE/SHE RECEIVED COMPLETE AND SATISFACTORY ANSWERS TO SAME;

(D)	EMPLOYEE HAS BEEN AFFORDED THE OPPORTUNITY TO DISCUSS AND REVIEW THIS AGREEMENT AND THE EMPLOYMENT AGREEMENT WITH AN ATTORNEY OF HIS/HER CHOICE;

(E)	EMPLOYEE UNDERSTANDS WHAT HIS/HER RIGHTS ARE UNDER THE AGREEMENTS AS WELL AS HIS/HER OBLIGATIONS, ESPECIALLY THE ANCILLARY COVENANTS; AND

(F)	EMPLOYEE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THE AGREEMENTS AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

     IN WITNESS WHEREOF, Employee herewith affixed his/her hand and Company has caused this Agreement to be executed by a duly authorized officer, all on the day and year below mentioned.

Employee:
Date: December 16, 2004	By:	/s/ Brian Fontana
Brian Fontana, an individual

Company:
Date: December 16, 2004	By:	/s/ James H. Long
James H. Long,
President and Chief Executive Officer